Exhibit 3.69(a)
ARTICLES OF INCORPORATION
OF
USP NEVADA, INC.
          FIRST: The name of the Corporation is:
USP Nevada, Inc.
          SECOND: The principal address of the Corporation in the State of Nevada is 502 East John Street, Carson City, Nevada, 89706. The name and address of the Corporation’s registered agent is CSC Services of Nevada, Inc., at the above address.
          THIRD: The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Nevada.
          FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of the par value of $.01 per share. All such shares shall be of one class and shall be designated Common Stock.
          FIFTH: The governing board of the Corporation shall be known as directors, and the number of directors constituting the Board of Directors of the Corporation may from time to time be increased or decreased in such manner as shall be provided in the By-laws of the Corporation, provided that the number of directors shall not be reduced to less than one unless there are no stockholders of the Corporation.

          The names and post office addresses of the first Board of Directors, which shall be one in number are as follows:

Name	Post Office Address

Donald Steen	17103 Preston Road — Suite 190 North
Dallas, TX 75248
          SIXTH: The capital stock, after the amount of the subscription price, or par value, has been pain in, shall not be subject to assessment to pay the debts of the Corporation.
          SEVENTH: The name and post office address of the sole incorporator of the Corporation are as follows:

Name	Post Office Address

Kenneth Hoffert	45 Rockefeller Plaza New York, NY 10111
          EIGHTH: The Corporation is to leave perpetual existence.
          NINTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Nevada, the Board of Directors of the Corporation is expressly authorized and empowered to make, alter or repeal the By-laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any By-law made by the Board of Directors.
          TENTH: Meetings of stockholders may be held outside of the State of Nevada at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.
          ELEVENTH: The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provisions contained in these Articles of Incorporation.

and other provisions authorized by the laws of the State of Nevada at the time in force may be added or inserted, in the manner now or hereafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to these Articles of Incorporation in their present form or as hereafter amended are granted subject to the right reserved in this Article.
          TWELFTH: No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer; provided however, that the foregoing shall not eliminate or limit the liability of a director or officer (i) for any acts or omissions that involve intentional misconduct, fraud or a knowing violation of law or (ii) for any payment of distributions in violation of Section 78.300 of the General Corporation Law of the State of Nevada.

          I, THE UNDERSIGNED, being the sole incorporator herein before named for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Nevada, do make and file these Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 3rd day of August 1998.

/s/ Kenneth Hoffert
Kenneth Hoffert
Incorporator

STATE OF NEW YORK )
SS.
COUNTY OF NEW YORK )
     On this 3rd day of August, 1998, before me personally appeared Kenneth Hoffert, who acknowledged that he executed the foregoing instrument.

/s/ (Illegible)
Notary Public

     CERTIFICATE OF ACCEPTANCE
OF
APPOINTMENT OF RESIDENT AGENT
     I, (Illegible), Authorized Representative, on behalf of CSC Services of Nevada, Inc, hereby accept appointment as the Resident Agent for the above-named corporation.

/s/ (Illegible)	August 3, 1998
Authorized Representative

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